CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                         AMALGAMATED ENTERTAINMENT, INC.


It is hereby certified that:

     1. The name of the corporation (hereinafter called the "Corporation") is Amalgamated Entertainment, Inc.

     2. The Certificate of Incorporation of the Corporation is hereby amended by adopting the following amendment authorized by directors' resolution and the written consent of the majority shareholders of the Corporation who own 800,000 of the 1,015,453 shares outstanding common stock of the Corporation.

     RESOLVED, that the Company effect a forward split of its outstanding voting securities on a basis of 2.5 for 1, effective as of the date of filing with the State of Delaware, while retaining the current authorized capital and par value, with appropriate adjustments in the stated capital and capital surplus accounts; provided, that all fractional shares shall be rounded up to the nearest whole share, and that these shares for rounding to the nearest whole share shall be provided by the Corporation, to become effective as of the filing date of the Certificate of Amendment with the State of Delaware; and

     3. The Amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware.

          The effective time of the amendment herein certified shall be the date of filing with the Secretary of State of the State of Delaware.

Signed on  /S/ 9/11/99                          /S/ JAMES P. DOOLIN
                                                James P. Doolin
                                                President and Director